Exhibit 4.23

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “MSA”) is effective as of March 20, 2024 (“Effective Date”) between Patheon UK Limited, part of Thermo Fisher Scientific with offices located at Kingfisher Drive, Swindon, SN3 5BZ, United Kingdom (“Patheon”) and Immatics Biotechnologies GmbH, with offices located at Paul-Ehrlich-Str. 15, Tübingen, Baden-Wurttemberg, Germany 72076 (“Client”). Patheon and Client may be referred to in this MSA separately as a “Party” or together as the “Parties”.

Background

Client is engaged in the development, manufacture, distribution, or sale of developmental or commercial pharmaceutical products. Patheon is engaged in the business of providing development and commercial services within the pharmaceutical, biotech, life sciences and research industries.

Client wishes to retain Patheon to perform services in connection with certain projects Client is conducting, in which case the terms and conditions for each project will be set forth in a Project Agreement to be issued under this MSA.

Patheon is willing to provide these services to Client in accordance with the terms and conditions of this MSA and the associated Project Agreement.

NOW, THEREFORE, for good and valuable consideration contained in this MSA, the exchange, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	DEFINITIONS:

The defined terms used throughout this MSA will have the meanings as set forth in the DEFINITIONS APPENDIX. Any terms defined elsewhere in this MSA or associated Project Agreement will be given equal weight and importance as though they were set forth in the DEFINITIONS APPENDIX.

2.	SCOPE:

2.1

Client may engage Patheon to provide Services as set forth within a Project Agreement during the Term. Services may include any combination of: API Services, Biologics Services, Clinical Trial Services, Cell Therapy Services, Drug Product Services, Microbial Manufacturing Services, mRNA Services and Viral Vector Services. For purposes of clarity, the Project Agreement being executed on the same effective date as this MSA will be for Biologics Services and Drug Project Services to be utilized within potential Immatics pivotal trials for its IMA402 clinical candidate.

2.2	The terms and conditions contained in the body of this MSA will apply to each Project Agreement. Each Project Agreement is incorporated herein and made part of this MSA by reference.

2.3	The supplemental terms and conditions contained in the [**]

2.4

The Parties shall execute a Quality Agreement prior to any cGMP Manufacturing Services, which executed Quality Agreement will be incorporated by reference herein and will be made part hereof by reference. In the event of a conflict between any provision of this MSA and the Quality Agreement, this MSA will govern except with respect to quality issues, which in the event of a conflict will be governed by the Quality Agreement.

3.	SERVICES:

3.1

Patheon will perform the Services as set out in the applicable Project Agreement in compliance with [**]. Client acknowledges that the Services may include non-cGMP activities specified in further detail in a Project Agreement.

3.2	The Price for the Services shall be set out in a Project Agreement. [**]

3.3	Changes to a Project Agreement must be agreed in writing and may include any changes to the Price, scope [**] of the performance of the Services.

3.4	Commencement of Services and all [**] [**].

3.5	Manufacturing Services.

(a)	Patheon or its Affiliates will conduct all Manufacturing Services at the applicable Facility as identified in the Project Agreement; [**].

(b)	[**]

(c)	Patheon will maintain its Facilities [**] with the requirements of the cGMP and applicable Laws as agreed upon in the Quality Agreement.

(d)

Patheon shall, with respect to the Manufacturing Services as related to a Facility under [**]

4.	COMPENSATION:

4.1	Payment Terms.

(a)	Patheon will invoice, and Client will pay Patheon for the Services as set out in a Project Agreement, [**].

(b)

Each Patheon invoice will be due and payable on or before [**] days of the date of the receipt of the electronic invoice. [**]. If the disputed amount of an invoice is not resolved on or before [**] days of the invoice date, [**].

(c)	Upon [**] prior written notice to Client, Patheon [**] outstanding more than [**] days have been paid in full, [**].

(d)	All monetary amounts will be invoiced and paid in the currency set forth in the Project Agreement.

4.2	Price Adjustments. The Price set out in each Project Agreement is based on the [**]:

(a)	Annual Adjustments: Annual adjustments may be made once per Year by [**] written notice based on the greater of [**]

(b)

Extraordinary Adjustments. In addition to the regular annual adjustments, Patheon may adjust the Price no more than once annually, [**] written notice, [**] if costs [**] have increased by [**] since the last Price adjustment [**]

(c)

Currency Fluctuations. If the Parties agree in a Project Agreement to invoice in a currency other than the local currency for the Facility, the Parties will agree on an approach to adjust the Price to account for currency fluctuations.

(d)	Cost of Materials Adjustment. Any cost increase in Cost of Materials shall be passed through to Client in accordance with the Development Schedule.

4.3

Continuous Improvement. The Parties agree to work in good faith and to use commercially reasonable efforts to improve [**]. The Parties agree to meet as reasonably agreed to review potential process improvement opportunities. The Parties will agree on the potential benefits and responsibilities in good faith. Any modification to the process set forth within a Project Agreement must be agreed upon in writing by Parties.

4.4	Taxes.

(a)	VAT.

(i)

Fees for Services and any other payments due to Patheon under a Project Agreement are exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes, including any related interest and penalties (together, “Transaction Tax”), which will be added to the invoice amount and reimbursed to Patheon by Client. [**]

(ii)	[**]

(iii)	If Patheon is acting as Client’s buying agent, Patheon will always charge to Client the Transaction Tax in the relevant territory in addition to the amount paid by Patheon to the applicable supplier.

(b)

Reference to the Services in this Section also includes any element (or the entirety) of the Services characterized as a supply of goods by Patheon, its Subcontractors or any tax authority for Transaction Tax purposes.

(c)

Duties. Client will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties [**] (together, “Duties”) however designated, arising from the performance of the Services, [**] If these Duties are incurred by Patheon, then Patheon will be entitled to invoice Client for these Duties at the time that they are incurred.

(d)	Withholding Tax.

(i)

Where any sum due to be paid to Patheon hereunder is subject to any withholding or similar tax, Client will pay the withholding or similar tax to the appropriate government authority and deduct the amount then due to Patheon, in a timely manner and promptly transmit to Patheon an official certificate or other evidence of the withholding sufficient to enable Patheon to claim payment of these taxes. The Parties agree to cooperate with one another and use reasonable efforts [**]

(ii)	Patheon will provide Client with any tax forms that may be reasonably necessary for Client [**]

(iii)

Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, duties or similar obligations resulting from payments made under a Project Agreement, [**]

5.	SUPPLY OF MATERIALS:

5.1	Patheon or its Affiliate will source the [**]

5.2

Client will, at its expense, supply Patheon with enough Client-Supplied Materials for Patheon to perform the Services. All shipments of Client-Supplied Materials from Client or Client’s supplier to Patheon will be [**]. All shipments of Client-Supplied Materials will be accompanied [**].

5.3

Client is responsible for vendor qualification of Client-Supplied Materials to be used for cGMP purposes and for providing upon request a Certificate of Compliance consistent with the requirements of cGMP, Applicable Laws and any applicable Quality Agreement between the Parties. If Client wishes Patheon to use a specific vendor for Materials, testing, or other services and this vendor is not an approved vendor currently used by Patheon, it will be Client’s responsibility to audit and approve the vendor. [**] Patheon will have the right upon reasonable notice and at reasonable times to audit the sites or laboratories conducting the testing as set forth in the Quality Agreement or as required by applicable Laws.

5.4	[**]

5.5

If applicable, Patheon and Client will reasonably cooperate to permit the import of Client-Supplied Materials into the country where the Services will be performed. Client or Client’s broker will be the “Importer of Record” (or equivalent under Applicable Laws) for Client-Supplied Materials unless agreed otherwise, and Client is responsible for compliance with Applicable Laws, and the cost of compliance, relating to that role. Client’s obligation will include obtaining the proper release of Client-Supplied Materials from the applicable customs agency and Regulatory Authority.

5.6

Documentation and data supplied to Patheon by or on behalf of Client (as may be set forth in a Project Agreement) will be suitable for use under a Project Agreement, will comply with all Applicable Laws (including those relating to the import of these materials), and will have received all required governmental and regulatory approvals, including customs approvals from the applicable Regulatory Authority.

5.7

Inspection by Regulatory Authorities. If Client does not give Patheon the documents requested under this Section or the Quality Agreement within the time specified by the applicable Regulatory Authorities and [**], Patheon may, [**]

5.8

Client will be responsible for disclosing to Patheon all information available to it regarding health risks which may be involved in using and storing Client-Supplied Material, including, industrial hygiene data, industrial hygiene analytical methods, exposure limitations for workers involved in production, toxicology reports, and other health-related data.

5.9

Packaging and Artwork. Client will be responsible for all packaging, labels, inserts and artwork development for the Product (including obtaining all required approvals and translations) and all associated costs. [**]. Within a reasonable time to be agreed between the Parties before the start of the Services for which new or modified artwork is required, Client will provide to Patheon and in accordance with the applicable specifications, final camera ready artwork for all packaging components to be used in the Services.

5.10	Storage of Materials. Patheon will store Materials in the quantities and for the timeframe reasonably needed to provide the Services at the Facility [**]

6.	DELIVERY:

6.1

Outbound Delivery/Shipment. Any outbound delivery by or on behalf of Patheon for Client will be made [**] unless otherwise agreed. Each shipment will be packaged for transport in accordance with Instructions and the applicable Project Agreement. [**]

6.2	Title and Risk of Loss. For Manufacturing Services, Patheon will deliver Batch release Documents to Client (“Patheon Release”), [**]

6.3

Carrier Management through TTM. If it is agreed that Patheon will coordinate collection of Product or Material [**] as set out in a Project Agreement, including through Patheon’s Total Transportation Management service (“TTM”), [**] In addition to the terms and conditions outlined in this MSA and each Project Agreement, Client agrees to the following:

(a)	Client will pay, to Patheon, all freight charges as referenced in a Project Agreement and Client will be responsible for all final freight charges based on actual shipping characteristics [**];

(b)	[**] selection of transportation mode and carrier provided that [**] and Patheon agrees not to engage such third party carriers without prior written consent of Client[**]

(c)

Client agrees to grant Patheon the ability to coordinate customs clearance up to, and [**], and Client agrees that the shipment will be subject to the terms and conditions of the selected carrier’s waybill and that [**].

6.4	Client Managed Shipping (Client Carrier). If Client elects to provide its own transportation, Client will coordinate collection of Product or Material using its own carrier and [**]

6.5

Storage of Product. Subject to capacity, Patheon will store Product at no charge for up to [**]days after Patheon Release. If Patheon is unable to provide Product storage, a Patheon’s Affiliate or qualified Third Party may be used for storage outside the Facility. [**]

7.	TERM AND TERMINATION:

7.1

This MSA will remain in effect until [**] years following the Effective Date (“Initial Term”) and will automatically renew for additional [**] (collectively with the Initial Term, the “Term”) unless either Party gives the other Party notice of non-renewal [**] but the Term will automatically be extended (even if notice of non-renewal has been given) to allow for completion of Services under any active Project Agreement.

7.2

Either Party may terminate a Project Agreement on written notice if the other Party is subject to any insolvency event or is in material breach of any part of a Project Agreement and fails to remedy the breach on or [**], or the time as may be reasonably necessary to remedy the breach, after receiving notice of the breach from the aggrieved Party.

7.3	If a Project Agreement is completed, expires, or is terminated by either Party:

(a)

Patheon will credit any outstanding balances owed to Client and provide Client with a written notice of the amount, description, and location of any Remaining Materials (“Remaining Materials Notice”) except where any outstanding amounts are payable by Client under a Project Agreement and Patheon has terminated a Project Agreement under Section 7.2.

(b)	Client will:

(i)	pay the undisputed Price due to Patheon for the Services performed or for Materials [**];

(ii)	pay all actual costs and expenses, including any applicable handling fees, incurred by Patheon to complete wind-down activities as agreed by the Parties;

(iii)	pay any other termination costs, non-refundable and non-cancellable fees and expenses in a Project Agreement [**];

(iv)

on or before [**] days from the date of the Remaining Materials Notice in Section 7.3(a): (A) remove all the Remaining Materials from each Facility identified in the Remaining Materials Notice; or (B) provide Instructions to Patheon detailing and directing how and where Patheon should either (i) dispose of, or (ii) ship, to a location neither owned nor operated by Patheon, all the Remaining Materials (together “Disposition”);

(v)

if Client provides Patheon with Instructions regarding shipment or disposal of Remaining Materials, the shipment or disposal will be provided under a Project Agreement. If this MSA has been terminated or is expired, this MSA will survive and will govern any applicable Project Agreement, including a new Project Agreement, if required, until shipment or disposal, is completed; and

(vi)

if Client fails to respond to the Remaining Materials Notice [**] if Client fails to respond [**] on or before [**] days from the date, Patheon may, in its sole discretion, dispose of the Remaining Materials. This right to dispose of Remaining Materials only occurs in circumstances [**] Remaining Materials Notice or the Second Notice and such notices were delivered in strict compliance with Section 13.6 “Notices” (provided however, if the notices are unable to be delivered through no fault of Patheon based upon the notice being marked by the delivery service as, for example “unable to deliver” or “rejected” or “return to sender” or “moved, no forwarding address”, the notice will be deemed delivered in strict compliance). [**]. [**]Patheon will retain all statutory and common law rights regarding the disposal [**] Patheon will invoice Client and Client agrees to pay all fees and expenses associated with Patheon’s disposal of the Remaining Materials.

(c)

Patheon will cooperate with Client and assist in the transfer to Client copies of Documents and other information as may be reasonably necessary for Client to fulfill its obligations to Regulatory Authorities, in each case, at Client’s sole cost and expense.

7.4

For Biologics Services, upon request by Client, Patheon shall (subject to (i) Section 9 and (ii) the parties entering into a Project Agreement, or an amendment to an existing Project Agreement setting forth the Price and expenses) provide reasonable technical assistance to the Client to transfer the [**] under the Project Agreement to Client [**] (“Technology Transfer”). For purposes of clarity, such Technology Transfer may occur even if this MSA or the applicable Project Agreement has not been terminated.

8.	CONFIDENTIALITY:

8.1

General. Pursuant to the terms of this MSA, each Party (in such capacity, “Disclosing Party”) has disclosed and will be disclosing to the other Party (in such capacity, “Receiving Party”) certain Confidential Information. The terms and conditions of this MSA shall be considered Confidential Information. The Receiving Party shall make no use of any Confidential Information of the Disclosing Party for any purpose (including, without limitation, by modifying, reverse engineering, decompiling, creating other works from, or disassembling any technical information contained in the Confidential Information) except in the exercise of its rights and the performance of its obligations set forth in this MSA and/or as agreed upon in the Project Agreement. The Receiving Party: (a) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents, and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party; and (b) shall not disclose, and shall cause its Affiliates, officers, directors, employees, agents, and representatives not to disclose, any Confidential Information of the Disclosing Party. Confidential Information disclosed by the Disclosing Party shall remain the sole and absolute property of the Disclosing Party, subject to the rights granted in this MSA or Applicable Laws.

8.2

Ownership. The Disclosing Party will retain all right, title and interest in and to its Confidential Information and all tangible forms thereof. The Receiving Party will not copy or otherwise reproduce, in whole or in part, any of Disclosing Party’s Confidential Information without the prior written authorization of the Disclosing Party, except as may be reasonably necessary to fulfill the purpose of this MSA. Receiving Party shall promptly to return or destroy all tangible forms of the Confidential Information, and copies thereof, upon Disclosing Party’s request or termination of this MSA.

8.3

Exceptions. The above restrictions set forth in Section 8.1 on the use and disclosure of Confidential Information shall not apply to any information which: (a) Receiving Party can establish is already known to the Receiving Party at the time of disclosure by the Disclosing Party (other than as a result of prior disclosure under any MSA between the Parties with respect to confidentiality); (b) is or becomes generally known or available to the public other than through any act or omission of the Receiving Party in breach of this MSA (or any other MSA between the Parties with respect to confidentiality); (c) is acquired by the Receiving Party from a Third Party who is not, to the knowledge of the Receiving Party, directly or indirectly under an obligation of confidentiality to the Disclosing Party with respect to same, or (d) is developed independently by the Receiving Party without the use of the Disclosing Party’s Confidential Information. In addition, nothing in this Section 8 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

8.4

Permitted Disclosures. It shall not be a breach of Section 8.1 if a Receiving Party discloses Confidential Information of a Disclosing Party: (a) pursuant to Applicable Laws, including securities laws applicable to a public company, (b) to any Regulatory Authority or (c) in order to comply with its obligations under the listing standards or MSAs of any national or international securities exchange or The NASDAQ Stock Market or the New York Stock Exchange; provided, however, that the Receiving Party: (i) provides the Disclosing Party with as much advance written notice as possible of the required disclosure; (ii) reasonably cooperates with the Disclosing Party in any attempt to prevent, limit or seek confidential treatment for the disclosure; and (iii) discloses only the minimum amount of Confidential Information necessary for compliance. The Parties may also disclose the existence of this MSA and terms thereof to their directors, investors, officers, employees, attorneys, accountants and other (financial or legal) advisers on a need to know basis and may, upon obtaining a written confidentiality agreement, [**] to the extent such Third Parties are under confidentiality obligations at least as restrictive as those set forth herein.

8.5

Equitable Remedies. Each Party specifically recognizes that any breach by it of this Section 8 may cause irreparable injury to the other Party and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this MSA), each Party agrees that in the event of any such breach, the other Party shall be entitled to seek injunctive relief and such other legal and equitable remedies as may be available, without the necessity of securing or posting of any bond or proving actual damages.

9.	INTELLECTUAL PROPERTY:

9.1

For the term of the applicable Project Agreement, Client hereby grants to Patheon[**] license to Client’s Intellectual Property [**] Arising Client Intellectual Property that is reasonably necessary for Patheon or its Affiliates to perform the Services. Any license granted by Client to Patheon will be terminated upon the earlier of expiration, completion or termination of the applicable Project Agreement.

9.2	All Arising Client Intellectual Property will be and remain the exclusive property of Client.

9.3	All Patheon Intellectual Property will be and remain the exclusive property of Patheon.

9.4	Unless otherwise agreed in a Project Agreement, for Biologics Services Patheon shall not [**], nor [**]

9.5

Subject to Section 9.4, unless otherwise agreed in a separate license agreement or Project Agreement, Patheon hereby grants to Client [**] right and license to the Patheon Intellectual Property [**] (the “License”). The License does not apply to [**].

9.6	Other than for [**] and subject to Section 9.4, if Client elects to have [**] manufactured by a third party other than Patheon, [**] as agreed in the Project Agreement [**]

9.7	Client acknowledges that nothing in this MSA or a Project Agreement will restrict Patheon from using any Patheon Intellectual Property, in performing Services for other clients or on its own behalf.

10.	REGULATORY INSPECTIONS AND AUDITS:

10.1	Regulatory Inspections. Patheon will notify Client, in accordance with the Quality Agreement, of any inspection of the Facility scheduled with any Regulatory Authority that relates to the Product.

10.2

Quality Audit. Client will have a right of access to the Facility solely for conducting a quality audit in accordance with the applicable Quality Agreement. All visits will be during Patheon’s normal business hours on weekdays and conducted consistent with Patheon’s policies and procedures, and in a manner that does not unreasonably interfere with Services or normal business activities. [**].

11.	WARRANTIES:

11.1

Authority. Each Party covenants, represents, and warrants that (i) it has the full right and authority to enter into this MSA, (ii) it has obtained all necessary corporate approvals to enter and execute this MSA, and (iii) that it is not aware of any impediment that would inhibit its ability to perform its obligations under this MSA.

11.2	Patheon Warranties. Patheon hereby represents, warrants and covenants to Client as follows:

(a)	Patheon will perform and will cause its Affiliates to perform the Services in accordance with the applicable [**];

(b)

The Product being manufactured under cGMP, at the time of Patheon Release for cGMP (i) will comply with applicable [**] (ii) will not be adulterated or misbranded within the meaning of Applicable Laws; and (iii) will be in compliance with [**];

(c)	Patheon will obtain and maintain all necessary licenses, permits and approvals required by Applicable Laws [**];

(d)	Patheon will notify Client of any and all material FDA Form 483’s, warning letters or similar notices relating to the Facilities in accordance with the Quality Agreement [**]; and

(e)	All Products manufactured by Patheon when released by Patheon will be delivered to Client [**] and (ii) will have been manufactured at the Facility.

11.3	Client Warranties. Client hereby represents, warrants and covenants to Patheon as follows:

(a)

on receipt by Patheon, the Client-Supplied Materials will conform to the specifications (as applicable) and will be adequately contained, packaged, and labelled in accordance with Applicable Laws and will conform to the affirmations of fact on the container; and

(b)

Client-Supplied Materials will be suitable for the intended use, will not be adulterated or misbranded within the meaning of any Applicable Laws effective at the time of receipt by Patheon, and will be free of Contaminants.

11.4	Debarred Persons. Patheon covenants, represents and warrants that:

(a)

neither it nor its Affiliates or any of its or their respective employees or Subcontractors performing Services have been “debarred” by the FDA, or subject to a similar sanction from another governmental entity; nor have debarment proceedings against said Party or any of its employees or Subcontractors performing Services been commenced; and

(b)

neither it nor its Affiliates or Subcontractors will in the performance of its obligations under this Agreement use the services of any person debarred or suspended by the FDA as described in 21 U.S.C. §335(a) or (b). Patheon will promptly notify Client in writing if any such debarment proceedings have commenced or if Patheon or any of its Affiliates, employees or Subcontractors performing Services are debarred by the FDA or other governmental entities. Patheon further covenants, represents and warrants that neither it, nor any Affiliate or Subcontractor currently has, and will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act.

11.5

No Warranty. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS MSA OR A PROJECT AGREEMENT OR ANY SCHEDULE OR ATTACHMENT HERETO OR THERETO. PATHEON MAKES NO WARRANTY OF NON-INFRINGEMENT OR CONDITION THAT THE SERVICES WILL NOT INFRINGE ANY INTELLECTUAL PRPERTY RIGHT OF ANY THIRD PARTY ORIMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTIES ARISING FROM COURSE OF PERFORMANCE [**].

12.	INDEMNIFICATION, REMEDIES AND LIABILITY:

12.1

Indemnification by Client. Subject to Sections 12.2 and 12.3, Client shall defend, indemnify and hold harmless Patheon and its Affiliates and each of their respective successors and assigns, and each of their respective officers, directors, shareholders, employees, subcontractors, agents, and representatives (“Patheon Indemnitees”) from and against all claims, allegations, suits, damages, liability, expenses, actions or proceedings (“Losses”) asserted against any Patheon Indemnitee by any Third Parties (other than Affiliates)(“Third Party Claims”), [**]

[**] This indemnity will not apply to the extent that these Losses for which Patheon is obliged to indemnify Client Indemnitees under Section 12.2.

12.2

Indemnification by Patheon. Subject to Sections 12.1 and 12.3, Patheon shall defend, indemnify and hold harmless Client and its Affiliates and each of their respective successors and assigns, and each of their respective officers, directors, employees, and agents (“Client Indemnitees”) from and against all Third Party Claims asserted against any Client Indemnitees, to the extent arising out of or resulting from:

[**] This indemnity will not apply to the extent that these Losses are those for which Client is obliged to indemnify the Patheon Indemnitees under Section 12.1.

12.3

Indemnification Procedure. Notice/Defense of Claims. Upon receipt of notice of any Losses, which may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the “Indemnified Party”) shall give written notice thereof to the other Party (the “Indemnifying Party”) with the claim for indemnity. Such claim for indemnity will indicate the nature of the Losses and the basis therefore. The Indemnifying Party will not, in defense of any such Losses, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Losses, [**], and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party, not to be unreasonably withheld, delayed or conditioned.

12.4

Deficient Services. Services will be considered “Deficient Services” if Patheon fails to comply with the applicable [**] Any disagreement between the Parties as to whether Deficient Services exist will be handled in accordance with Section 13.4.

12.5	Remedies. If Patheon performs Deficient Services, [**] Client’s [**]together with the indemnification obligations set forth in Section 12.2, [**]

12.6

Indirect/Consequential Loss. [**] IN RESPECT OF LOSSES RESULTING FROM THIRD PARTY CLAIMS, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT OR SIMILAR DAMAGES WHATSOEVER, INCLUDING LOST PROFITS, SUSTAINED OR INCURRED IN CONNECTION WITH THIS AGREEMENT, INCLUDING IN CONNECTION WITH THE PRODUCT OR CAUSED BY MATERIALS, PRODUCT DEFECTS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT OR OTHERWISE AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN.

12.7

Limitation of Liability. Except with respect to liability arising from [**] total liability under any Project Agreement in contract, tort, equity, negligence, breach of statutory duty or otherwise will not exceed [**]

12.8	[**]

12.9	Nothing in this MSA or Project Agreement is intended to limit either Party’s liability for: (a) death or personal injury caused by its negligence or (b) fraud or intentional misrepresentation.

13.	MISCELLANEOUS:

13.1	Assignment and Subcontracting.

(a)

Neither this MSA nor a Project Agreement, nor any of either Party’s rights or obligations hereunder, may be assigned, novated or otherwise transferred by either Party without the prior written consent of the other Party, this consent not to be unreasonably withheld or delayed. But either Party may, upon written notification to the other Party, assign, in whole or part, its rights and obligations under this MSA or a Project Agreement to an Affiliate or, in connection with a merger, [**], consolidation or sale of substantially all of the business or substantially all of the assets to which this MSA or a Project Agreement relates, to an unrelated third party.

(b)

Patheon may subcontract the Services hereunder to an Affiliate as specified in a Project Agreement or arrange for any of its Affiliates to perform specific Services under a Project Agreement. Patheon may also arrange for Subcontractors to perform specific Services under a Project Agreement with Client’s advance, written consent or at Client’s request. [**]

(c)	Patheon will ensure that each Affiliate and Subcontractor [**] under this MSA and a respective Project Agreement and use commercially reasonable efforts to [**].

(d)	[**]

13.2	Anti-Bribery. The Parties agree:

(a)	to comply with all Applicable Laws, statutes and regulations relating to anti-bribery and anti-corruption including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act;

(b)

to have and maintain in place throughout the Term their own policies and procedures to ensure compliance with the U.S. Foreign Corrupt Practices Act and the UK Bribery Act (and to provide a copy to the other Party on request) and will appropriately enforce those policies and procedures including providing training;

(c)

that no employee, contractor, supplier, agent, broker, or entity will offer or pay anything of value to a public or private official intending to influence or induce an official act or decision or to obtain an improper advantage; and

(d)

that a breach of this Section will be considered a material breach of this MSA and the aggrieved Party will have the right to terminate this MSA and any Project Agreement, without any liability to the other Party.

13.3

Choice of Law. This MSA and any Project Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation is governed by the laws [**] without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law. The Parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this MSA or any Project Agreement.

13.4	Dispute Resolution.

(a)	In [**]

(b)	[**]

(c)	[**]

13.5

Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance (except for any obligation for the payment of money), in whole or in part, nor shall the other Party have the right to terminate this MSA except as otherwise specifically provided in this Section 13.5, to the extent that such delay in delivery or nonperformance is caused by a Force Majeure event; provided, however, that the Party affected by such a condition shall, as soon as it becomes aware of same (but in any event within [**] days of its occurrence), give written notice to the other Party stating a summary nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use its Commercially Reasonable Efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for a period of [**] consecutive calendar days after the date of the occurrence, , the nonaffected Party may terminate this MSA by written notice to the other Party.

13.6

Notices. All notices or other communications required or permitted to be given under any of the provisions of this MSA shall be in writing in the English language, and shall be deemed to have been duly given: (a) when personally received by the intended recipient; (b) when delivered by messenger or overnight courier (with confirmation of receipt); or (c)when delivered via e-mail ((and promptly confirmed by overnight courier), addressed to the applicable party at the address indicated below, or to any other address or addressee as any Party may in the future specify by notice to the other Party (with notice of change of address or addressee not being valid until actually received):

If to Client, addressed to:	[**	]
With a copy to:	[**	]
If to Patheon, addressed to:	[**	]

13.7

Survival. Any termination or expiration of this MSA or a Project Agreement will not affect any outstanding obligations or payments due hereunder before the termination or expiration, nor will it prejudice any other remedies that the Parties may have under this MSA or Project Agreement. The following will survive the expiration or termination of this MSA or a Project Agreement in accordance with their terms: this Section 13 – Miscellaneous, Section 5 – Supply of Materials, Section 7 – Term and Termination, Section 8 – Confidentiality, Section 9 – Intellectual Property, Section 11 – Warranties and Section 12 – Indemnification, Remedies and Liability.

13.8

Independent Contractors. The Parties are independent contractors and this MSA, or a Project Agreement will not be construed to create between Patheon and Client any other relationship such as, for example only, that of employer-employee, principal, agent, joint-venturer, co-partners, or any similar relationship.

13.9

Insurance. Each Party will maintain during the term of the applicable Project Agreement general liability and product liability insurance which is sufficient to cover their respective liability and obligations under the applicable Project Agreement with insurers rated A- or better by A.M. Best through the term of this MSA and for three years after that. Either Party will provide valid evidence of this insurance upon the request of the other Party.

(a)

Development Services Insurance: Before the commencement of a clinical trial, Client will, at a minimum, obtain and maintain at its sole cost and expense insurance, including products liability insurance and completed operations for human clinical trials with limits of at least [**] (or its foreign currency equivalent).

(b)

Commercial Services Insurance: Each Party’s insurance policy will have limits of not less than: [**] (or its foreign currency equivalent) for each occurrence for bodily injury or property damage liability; and (ii) [**] (or its foreign currency equivalent) in the aggregate per annum for product and completed operations liability or an equivalent coverage.

(c)

Client’s insurance will be primary over Patheon’s insurance for product liability and neither Party’s insurance policies will be construed to limit such Party’s liability or obligations under this MSA.

(d)

A Party’s insurance policies will not be construed to limit such Party’s liability or obligations under this MSA or any Project Agreement. Either Party will give at least [**] prior written notice of the lapse or termination of this insurance.

13.10

Capital Agreement. If applicable, the Parties may enter into a separate agreement that addresses the rights and responsibilities of the Parties regarding equipment and Facility modifications necessary to provide Services and cost or reimbursement for any capital expenditures relating thereto.

13.11	Data Privacy Agreement. If applicable for the Services, the Parties will enter into a separate agreement that addresses obligations regarding personal data or health information.

13.12

Entire Agreement. This MSA together with any Project Agreements, Quality Agreement, and any other agreements that are executed hereunder, are the complete agreement between the Parties for this subject matter and supersedes all other prior agreements, representations and understandings, whether written or oral. Except as otherwise provided in this MSA, any modifications, amendment, or supplement to this MSA or any Project Agreement must be in writing and signed by authorized representatives of the Parties.

13.13

Severability. If any provision of this MSA or any Project Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.14

Counterparts & “pdf”. This MSA or any Project Agreement may be executed in two or more counterparts, by original or electronic (including “pdf”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.

13.15

Interpretation and Construction. In this MSA headings are for convenience only and do not affect interpretation, and unless the context indicates a contrary intention: (a) Section, Schedule, attachment or exhibit to this MSA forms a part of this MSA, but if there is inconsistency between this MSA and any Schedule, attachment or exhibit to it, this MSA will prevail unless the Parties have agreed otherwise in writing; (b) the captions and headings of Sections contained in this MSA preceding the text of the Sections, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and will not constitute any part of this MSA, or have any effect on its interpretation or construction; (c) references to days will mean calendar days, unless otherwise specified; (d) the words “shall” and “will” have the same meaning and are used interchangeably; (d) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; (e) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this MSA refer to this MSA as a whole and not to any particular provision of this MSA; (f) words imparting the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa; (g) any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulations; (h) unless otherwise expressly provided in this MSA, the word “including” does not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”; and (i) the Schedules and exhibits to this MSA are a material part hereof and shall be treated as if fully incorporated into the body of this MSA.

13.16

Expenses. Except as expressly set forth herein, each Party shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this MSA and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other professional fees and expenses.

13.17	Rights in Bankruptcy. [**].

13.18

No Third-Party Benefit or Right. Nothing in this MSA or any Project Agreement will confer or be construed as conferring on any third party, other than a Patheon’s Affiliate performing Services hereunder, any benefit or the right to enforce any express or implied term of this MSA or a Project Agreement. The rights of the Parties to terminate, rescind or agree on any variation, waiver or settlement under this MSA or any Project Agreement are not subject to the consent of any other person.

13.19

Waiver. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this MSA, nor the failure of any of the Parties, on one or more occasions, to enforce any of the provisions of this MSA or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of the provisions, rights, or privileges hereunder.

13.20	Embargoed Countries. [**]

13.21	Binding Effect. This MSA will apply to, inure to the benefit of and be binding upon the Parties and upon their respective successors and permitted assigns.

IN WITNESS WHEREOF, this MSA has been executed and delivered by the Parties by their duly authorized representatives as of the Effective Date.

Patheon UK Limited	Immatics Biotechnologies GmbH

By: /s/ [**]	By: /s/ [**]
Name: [**]	Name: [**]
Title: [**]	Title: [**]

By:_/s/ [**]____________________________________________
Name: [**]____________________________________________
Title:[**]______________________________________________

DEFINITIONS APPENDIX

“Affiliate” means, for (i) Client, any entity that controls, is controlled by or is under common control with Client, and (ii) Patheon, any entity that controls, is controlled by or is under common control with Patheon. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than 50% of the outstanding voting securities or other ownership interest of the entity.

“API Services” means the performance of the development or clinical Manufacturing Services for small-molecule, active pharmaceutical ingredients.

“Applicable Laws” means: (i) for Patheon’s obligations, the Laws applicable to the performance of the Manufacturing Services in the jurisdiction where the Facility is located; and (ii) for Client’s obligations, the Laws applicable in all jurisdictions where Product is manufactured, distributed, and marketed.

“Arising Client Intellectual Property” means all Intellectual Property generated by Patheon, its Affiliates or Subcontractors as a consequence of performing the Services [**].

“Bankruptcy Code” has the meaning ascribed to such term in Section 13.17.

“Batch” means a specific quantity of Drug Product, Drug Substance or other material that is intended to have uniform character and quality, within specified limits and is produced according to a single manufacturing order during the same cycle of manufacture.

“Biologics Services” means development or clinical Manufacturing Services for large-molecule biopharmaceutical Drug Substances.

“Cell Therapy Services” means development or clinical Manufacturing Services for allogeneic and autologous cell therapies.

“Certificate of Analysis” means a document signed by an authorized representative of Patheon or the applicable Subcontractor that conducted the applicable analysis, in reasonable and customary form, that describes the specifications for, and testing methods applied to, the quantity of Product manufactured by or on behalf of Patheon pursuant to this MSA, and the results of such testing.

“Certificate of Conformance” means the document which provides for certification of the acceptability of cGMP conformance to one or more standards, [**].

“cGMP” means those current good manufacturing practices and quality control practices according to the United States Food and Drug Administration, including but not limited to Title 21 Parts 210, 211, and 600, 601, 610, etc. of the Code of Federal Regulations of the United States of America and European Medicines Agency, inclusive but not limited to EU GMP Guidelines Volume 4 GMP Parts 1 II included applicable Annexes together with applicable rules and guidance documents issued by the applicable Regulatory Authority as updated, amended and revised from time to time from time to time, or comparable standards or requirements of other relevant Regulatory Authority in each case as applicable in the country where the Facility is located.

“Client” has the meaning ascribed to such term in the Preamble.

“Client-Supplied Materials” means any materials as specified in a Project Agreement to be provided by Client to Patheon.

“CAM” means clinical ancillary materials supplied by or on behalf of Client to Patheon or sourced by Patheon on behalf of Client (under a separate agreement for sourcing services) to be used in performance of Clinical Trial Services.

“Client Indemnitees” has the meaning ascribed to such term in Section 12.2.

“Client Intellectual Property” means [**].

“Clinical Supply Optimization Services” means project management for the strategic design and initiation phases for coordination of clinical supplies.

“Clinical Trial Drug Product” means active drug products, active pharmaceutical ingredients, placebos, comparators, or other items supplied by or on behalf of Client to Patheon or sourced by Patheon on behalf of Client (under a separate agreement for sourcing services) to be used in performance of Clinical Trial Services.

“Clinical Trial Services” includes (i) Clinical Supply Optimization Services, (ii) certain clinical manufacturing, (iii) clinical primary packaging, (iv) clinical secondary packaging, (v) clinical label generation and labeling, (vi) storage of Materials or Product, (vii) clinical distribution (e.g., project management, pick and pack), (viii) qualified person certification, (ix) returns management, (x) destruction of Product, (xi) sourcing of CAM on behalf of Client, (xii) sourcing of comparators on behalf of Client for use in clinical trials and, (xiii) commercial packaging performed at a Clinical Trial Services Facility.

“Confidential Information” means secret, confidential or proprietary data, Intellectual Property and related information, including technical, scientific, business and other information, data, materials and the like, unpublished patent applications, products, processes, formulations, manufacturing technology, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information.

“Contaminants” means any adventitious agent including noxious or toxic agents, infectious agents, including any microbiological or viral agents of infection (e.g., bacteria, fungae, mycoplasmas, prions, and viruses) or corrosive agents.

“Costs” means the [**] incurred by Patheon on behalf of Client.

“Deficient Services” means Services [**]

“Development Services” has the meaning ascribed to such term in Section 3.1.

“Disclosing Party” has the meaning ascribed to such term in Section 8.1.

“Disposition” has the meaning ascribed to such term in Section 7.3(b).

“Documents” means Batch documents released by Patheon that may include: the Certificate of Analysis, Certification of Conformance, production records, analytical test data for release, batch records and deviation reports as agreed upon in the Quality Agreement.

“Drug Product” means a finished dosage form that contains a Drug Substance, generally, but not necessarily, in association with one or more other ingredients, including (i) tablets and hardshell capsules, collectively oral solid dose products (“OSDs”), (ii) softgel capsules (“Softgels”), and (iii) sterile drug products (“Steriles”).

“Drug Product Services” means performance of the development clinical or commercial Manufacturing Services for Drug Products.

“Drug Substance” means an active pharmaceutical or biopharmaceutical ingredient that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or any function of the human body.

“Drug Substance Services” means API Services, Biologics Services, Cell Therapy Services, MMS Services, mRNA Services, and Viral Vector Services.

“Duties” has the meaning ascribed to such term in Section 4.4(c).

“Excluded Materials” means any Client-Supplied Materials [**].

“Facility” means the facility where the Services are being performed as set forth in the Project Agreement.

“Fees” means the amounts to be charged by Patheon to Client as set forth in the applicable Project Agreement for performing the Services. [**]

“for cause” has the meaning ascribed to such term in Section 10.2.

“Force Majeure” means the delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the Party, including, strikes or other labor disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

“Indemnified Party” has the meaning ascribed to such term in Section 12.3.

“Indemnifying Party” has the meaning ascribed to such term in Section 12.3.

“Initial Term” has the meaning ascribed to such term in Section 7.1.

“Instructions” means [**].

“Intellectual Property” includes patents, patent applications, formulae, trademarks, trademark applications, trade-names, trade secrets, processes, methods, technology, software (including code), means, inventions, copyright, industrial designs, data, and know-how.

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees, or orders, guidance (including cGMP) or other requirements of governmental authorities, including any Regulatory Authority.

“License” has the meaning ascribed to such term in Section 9.4.

“Manufacturing Services” means the Services that are to be performed in a cGMP manufacturing suite [**].

“Materials” means all supplies needed to complete the Services including CAM, Clinical Trial Drug Product, starting materials, excipients, raw materials, Drug Substance, master cell banks, process consumables, vials, stoppers, syringes, media, feed, resins, reagents, dedicated tooling, labeling, and primary and secondary packaging materials and special or long-lead time materials. Materials includes Patheon-Supplied Materials and Client-supplied Materials.

“Microbial Manufacturing Services” or “MMS Services” means development, clinical and commercial Manufacturing Services for plasmid DNA.

“mRNA Services” means development, clinical and commercial Manufacturing Services for (i) messenger ribonucleic acid therapies, and (ii) lipid nanoparticles (“LNPs”).

“MSA” has the meaning ascribed to such term in the Preamble.

“Non-manufacturing Services” means the Services that are not performed in a cGMP manufacturing suite, including development and testing activities.

“Party” or “Parties” have the meanings ascribed to such terms in the Preamble.

“Patheon” has the meaning ascribed to such term in the Preamble.

“Performance Standards” means the performance standards as defined in the Development Schedule.

“Patheon” means the Thermo Fisher Scientific Inc. entity, within the global network of service sites providing Pharma Services (as designated by Thermo Fisher Scientific Inc.), which enters into the applicable Project Agreement.

“Patheon Background IP” means [**].

“Patheon Indemnitees” has the meaning ascribed to such term in Section 12.1.

“Patheon Intellectual Property” means, [**].

“Patheon-Supplied Materials” means any Materials to be sourced by Patheon on behalf of Client to perform the Services.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other legal entity or organization, including a government or political subdivision, department or agency of a government.

“PPI” has the meaning ascribed to such term in Section 4.2.

“Price” means the [**] and the [**] to be charged by Patheon as set forth in each Project Agreement.

“Product” means the deliverable from Manufacturing Services, including Clinical Trial Drug Product.

“Project Agreement” means [**]

“Quality Agreement” means a detailed document specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the Services applicable to the Development Schedule or Commercial Schedule.

“Receiving Party” has the meaning ascribed to such term in Section 8.1.

“Regulatory Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission, or other similar body, whether federal, state, provincial, county, or municipal, with competent jurisdiction over a Party, the Services, or the relevant Product (or its use).

“Remaining Materials” means Materials or works in process at the Facility which have not been used or are otherwise not required to perform Services by Patheon under this MSA or any Project Agreement.

“Services” may include any of the following: API Services, Biologics Services, Clinical Trial Services, Cell Therapy Services, Drug Product Services, MMS Services, mRNA Services, or Viral Vector Services for development, as further set out in the applicable Project Agreement.

“Specifications” means, [**].

“Subcontractors” means any Third Party subcontractor used in the performance of the Services.

“Technology Transfer” has the meaning ascribed to such term in Section 7.3(c).

“Term” has the meaning ascribed to such term in Section 7.1.

“Third Party” means any Person other than Patheon, Client and their respective Affiliates.

“Third Party Claim” has the meaning ascribed to such term in Section 12.1.

“Transaction Tax” has the meaning ascribed to such term in Section 4.4(a).

“TTM” has the meaning ascribed to such term in Section 6.3.

“VAT” has the meaning ascribed to such term in Section 4.4(a).

“Viral Vector Services” means cell and gene therapy and viral vector process development, clinical and commercial Manufacturing Services including fill and finish.

DEVELOPMENT SCHEDULE

DEVELOPMENT SERVICES

In addition to the body of the MSA, the following supplemental terms and conditions apply to Development Services. Capitalized terms used and not defined herein have the meanings as provided in the DEFINITIONS APPENDIX.

1.	“Performance Standards” means the terms [**].

2.

“Validation Batches” means the Batches for which the data is used to demonstrate the reproducibility of the manufacturing process and Batch quality, stability, and other parameters which may be required in order to obtain regulatory approval. If Patheon manufactures Validation Batches under the terms of this Development Schedule, the Validation Batches will not be considered commercially saleable unless: (a)(i) [**]and (ii) [**]or (b) [**].

3.	CLIENT ACCESS.

Patheon will allow Client reasonable access to observe and review Services being performed, [**] The scope, conditions and limitations are further defined Patheon’s standard operating procedures or the Quality Agreement. [**]

4.	Materials.

4.1

Patheon will invoice Client for the Costs [**] as specified in a Project Agreement. [**]. [**]. The terms of this Section 4.1 of this Schedule do not apply to Materials procured for Clinical Trial Services.

4.2	If the Services include the procurement of Clinical Trial Drug Product or CAM[**].

4.3

Destruction Request. If Client requires destruction Services for Client’s Product stored at a Facility (“Destruction Services”), upon Client’s request, Patheon will provide a disposition report detailing the amount and location of any Client’s Product stored within a Facility (“Disposition Report”). Client will identify the Product for disposal or destruction (“Covered Products”) within the Disposition Report (“Destruction Request”). None of Client’s Product stored at a Facility will be considered wastes intended by Client for disposal or destruction until Client has provided Patheon with the completed Destruction Request.

(a)

Characterization of a Waste. Upon receipt of a Destruction Request, Patheon or its designated disposal facility will provide Client with, a characterization of the Covered Products (the “Wastes”) which identifies the Wastes as either (i) hazardous or toxic, or (ii) non-hazardous industrial “residual” waste under the Laws of the jurisdiction in which the Wastes are located upon Patheon’s receipt of the Destruction Request (the “Initial Characterization”). Client will review the Initial Characterization and either provide Patheon with written approval of the Initial Characterization or, if revisions are necessary, provide Patheon (x) any additional documentation required to support or revise the Initial Characterization to assure that the Wastes are completely and correctly identified and characterized for disposal as required by Applicable Laws, and (xi) an approval of the resulting characterization as final. The Initial Characterization of the Wastes, and any approval or additional documentation regarding the Wastes which is subsequently sent to Patheon by Client will collectively be deemed the “Final Characterization”. Upon Patheon’s receipt of the Final Characterization concerning the Wastes, the Wastes will be considered accurately identified and completely characterized, and Patheon will place the Wastes into an area which is expressly designated for the storage of the Wastes and in compliance with Applicable Laws.

(b)	[**]

(c)

Co Generator Status & Designation of Primary Generator (US Only): For disposal or destruction of the Wastes in the United States of America (“United States”), and at all times acting on behalf of Client, Patheon will request from either the United States Environmental Protection Agency (“EPA”), or from a state environmental agency, as may be legally appropriate for the Wastes following Initial Characterization and receipt of all Final Characterization, a temporary waste generator identification number (“Generator ID”). Once the Generator ID is obtained, it will be used on any manifest required under the federal Resource Conservation and Recovery Act, as amended (“RCRA”), 42 U.S.C. § 6901 et seq. or any other Applicable Laws to be completed for the transport of the Wastes to or within, and disposal of the Wastes within, the United States. Where applicable, Patheon and Client will be considered “co-generators” of any Waste generated by the performance of Patheon’s obligations hereunder, as this term is defined by EPA under RCRA or by the appropriate state agency having jurisdiction over the Wastes. Client will be the “primary generator” for all purposes under Laws. Once the Generator ID is obtained, all hazardous waste manifests required under RCRA will include the Generator ID and will not include any generator identification number unique to Patheon.

(d)

Allocation of Environmental Liability: Client acknowledges and agrees that the performance by Patheon or its designated disposal facility of the disposal or destruction of the Wastes or of any Service related to the disposal or destruction could cause liability to arise under Applicable Laws. [**]

5.	Reservation and Cancellation Fees.

5.1

Reservation Fees. [**] The scope and fees of any agreement to reserve slots or capacity (dedicated or otherwise) for Manufacturing Services will be set forth in the Project Agreement or a separate written document (e.g. capacity reservation letter). Should Reservation Fees be required for Biologics Services, it shall not exceed [**] otherwise agreed upon [**]

5.2	Cancellation Fees.

(a)

If Client requests[**] but excluding where [**], (a “Cancellation”) within the time frames as set out in the table below (“Cancellation Fees Table”), Client will pay to Patheon [**] as set out in a Project Agreement (the “Cancellation Fees”) as set out in the Cancellation Fees Table. [**]

(b)

The start date of any Services under this Section will be the date expressly set forth as confirmed in a Project Agreement, a change of scope, or separate document such as a project plan or Gantt chart mutually accepted by the Parties, or if no confirmed date exists, then the start date will be the estimated date in a Project Agreement (“Start Date”).

(c)	[**] Patheon must fulfill any obligations to hold or store the Materials in accordance with the terms of this MSA and any Instructions.

(d)	Patheon will not charge Client Cancellation Fees to the extent that [**].

Cancellation Fees Table

Service	[**]		Cancellation Fee
API Services: [**]	[**	]	[**	]
API Services: [**]	[**	]	[**	]
Biologics Services: [**]Non-Manufacturing Services	[**	]	[**	]
Biologics Services: [**]	[**	]	[**	]
Cell Therapy Services: [**]	[**	]	[**	]
Cell Therapy Services: [**]	[**	]	[**	]
Clinical Trial Services: [**] Drug Product Services: [**]	[**	]	[**	]
Drug Product Services: [**]	[**	]	[**	]
MMS Services	[**	]	[**	]
mRNA Services: [**]	[**	]	[**	]
mRNA Services: [**]	[**	]	[**	]
Viral Vector Services	[**	]	[**	]

5.3

Termination by Client. Client may terminate a Project Agreement by giving [**] days’ written notice for any business reason. Unless terminated by Client for a material breach of this MSA by Patheon, Client will pay any non-refundable and non-cancellable fees and expenses in a Project Agreement [**].

5.4	Termination by Patheon. Patheon may terminate a Project Agreement if [**] in accordance with applicable regulatory requirements or applicable specifications.

6.	Miscellaneous.

6.1	No Warranty. [**]. Client acknowledges and agrees that [**]

6.2	No Consultancy. Unless otherwise expressly agreed in a Project Agreement, if Patheon provides advice or guidance, this advice or guidance [**]

6.3	It is understood by the Parties that if Client elects not to include an engineering batch as part of the Manufacturing Services, [**] in accordance with this MSA.

COMMERCIAL SCHEDULE

COMMERCIAL SERVICES

[RESERVED]